Exhibit 10.1

FIELDSTONE MORTGAGE COMPANY
11000 BROKEN LAND PARKWAY, SUITE 600
COLUMBIA, MARYLAND 21044
TELEPHONE (410) 772 7211 FACSIMILE (443) 367 2060

September 1, 2003

Mr. James T. Hagan
349 Granados Ave.
Solana Beach, California 92075

Re: Senior Manager Employment Agreement

Dear Jim:

This cover letter sets forth the specific terms for you under the Senior Manager Employment Agreement (the “Agreement”) between you and Fieldstone Mortgage Company (“Fieldstone” or the “Company”). The Agreement is attached to this letter. The Agreement, including the terms of this cover letter, and the Company’s Employee Handbook, as amended, contain the complete terms of your employment contract with Fieldstone. THE AGREEMENT, INCLUDING THESE TERMS, IS ONLY EFFECTIVE ON COMPLETION OF THE SALE OF SHARES OF THE COMMON STOCK OF FIELDSTONE INVESTMENT CORPORATION IN A PRIVATE OFFERING UNDER RULE 144A AND OTHER AVAILABLE EXEMPTIONS UNDER THE SECURITIES ACT OF 1933 PRIOR TO DECEMBER 31, 2003.

I am very pleased to confirm that you are offered the following employment terms for your Senior Manager Employment Agreement:

Position:	Executive Vice President West Division

Duties:	manage all aspects of the production and funding of non-conforming loans in the West Division

Report To:	President

End Date:	December 31, 2006

Office(s):	Encinitas and Irvine, California

Base Salary:	$200,000

Bonus: if you achieve the specific criteria for a bonus established by Fieldstone each year, then you will be eligible to receive up to the following bonus amounts:	1.50% of the net contribution of your division at or above Plan, and 0.75% of the net contribution of your division below Plan, payable monthly overrides of 0.01% on wholesale fundings and 0.025% on retail fundings, payable monthly, subject to a monthly aggregate cap of $26,667
$200,000 annually based on maintaining agreed operating margins and achieving agreed loan quality standards in your division, payable in quarterly installments
25% of your earned bonus may be paid by issuance of common stock of the Company

Vacation:	4 weeks

Competition Region:	those states in which the West Division originates loans

Competition Period:	while you are employed by Fieldstone

Extended Severance Term:	24 months

Extended Severance Amount:	you will receive monthly payments equal to 1/12 of your base salary for the term of the extended severance period, plus you will receive an additional monthly payment equal to 1/12 of $500,000

These terms are in effect for the balance of 2003 on a pro rata basis and for 2004. These terms are also in effect for years after 2004 unless we have agreed in writing to different terms by delivery to you of a revised version of this cover letter.

Thank you for your continued commitment to building Fieldstone and your dedication to our shared success. If you have any questions regarding the above, please call me at (410) 772-7211. I look forward to your continued success as part of Team Fieldstone in the future.

Please sign a copy of this letter in the space below indicating your agreement to the terms of the Senior Manager Employment Agreement between you and Fieldstone, including the terms outlined in this cover letter, and send the signed copy to me at the above address.

Sincerely,	AGREED AND ACCEPTED:

/s/ Michael J. Sonnenfeld	/s/ James T. Hagan	9/3/03
Michael J. Sonnenfeld, President	James T. Hagan	Date: